EXHIBIT 10.13

CERTAIN INFORMATION IN THIS EXHIBIT IS SUBJECT TO A REQUEST FOR CONFIDENTIAL TREATMENT. IN ACCORDANCE WITH RULE 406 UNDER THE SECURITIES ACT OF 1933, AS AMENDED, SUCH INFORMATION HAS BEEN OMITTED AND FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION. THE LOCATION OF SUCH OMITTED INFORMATION HAS BEEN INDICATED WITH AN ASTERISK(*).

                                LICENSE AGREEMENT

   This License Agreement (hereinafter "Agreement") is made and entered into as of the 1st day of June (the "Effective Date") between Biogen, Inc., a Massachusetts corporation having a principal place of business at 14 Cambridge Center, Cambridge MA, 02142 ("Biogen") and Tanox Biosystems, Inc., a Texas corporation, having a principal place of business at 10301 Stella Link, Houston, TX 77025 ("Tanox").

   NOW THEREFORE, the parties hereby agree as follows:

BACKGROUND

   Biogen owns certain patent rights identified in Appendix A hereto, relating to ANTI-CD4 MONOCLONAL ANTIBODIES.

   Biogen has additional rights to technical data and information pertaining to anti-CD4 monoclonal antibodies.

   Tanox wishes to be licensed under certain of the TECHNOLOGY (as defined below) and patent rights and Biogen is willing to grant Tanox such a license, for the consideration and under the terms set forth in this Agreement.

1. DEFINITIONS

1.1 "AFFILIATE", as applied to either party, shall mean any corporation, firm, partnership or other entity which directly or indirectly owns, is owned by, or is under common control with, a party to the Agreement to the extent of at least fifty percent (50%) of the equity or other ownership interests (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on, or direct the affairs of, the entity.

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1.2    "DISTRIBUTOR(S)" shall mean a person or entity in a country who buys
       LICENSED PRODUCT from Tanox or its AFFILIATES or SUBLICENSEES and who, under an implied license, sells such LICENSED PRODUCT in that country.

1.3 "FIELD" shall mean the manufacture, use, importation, offer for sale or sale of LICENSED PRODUCT for human use only, including therapeutic, prophylactic and diagnostic use.

1.4 "FIRST COMMERCIAL SALE" shall mean in each country of the TERRITORY, the first sale of a LICENSED PRODUCT by Tanox or any of its AFFILIATES, DISTRIBUTOR(S) or its SUBLICENSEES to a third party in connection with the nationwide introduction of LICENSED PRODUCT by Tanox or any of its AFFILIATES, DISTRIBUTOR(S) or its SUBLICENSEES following marketing and/or pricing approval by the appropriate governmental agency for the country in which the sale is made. When governmental approval is not required or when sales can be made through named patient sales (also including "compassionate use sales", "treatment INDs" or their equivalents) prior to governmental approval, such FIRST COMMERCIAL SALE in that country shall be the first sale in connection with the nationwide introduction of LICENSED PRODUCT.

1.5 "IND" shall mean an Investigational New Drug Application filed with the U.S. Food and Drug Administration ("FDA") or an equivalent filing in the TERRITORY.

1.6 "LICENSED PRODUCT(S)" shall mean any composition(s) (i) the manufacture, use, importation, offer for sale, or sale of which, but for this license, infringes a VALID CLAIM of one or more PATENTS or (ii) which embodies any of the TECHNOLOGY.

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1.7    "MAA" shall mean an application for regulatory approval to sell LICENSED
       PRODUCT in the European Union and is similar in purpose to an NDA in the United States.

1.8 "NDA" shall mean a New Drug Application or Biologic License Application ("BLA") or equivalent filed for LICENSED PRODUCT with the U.S. Food and Drug Administration ("FDA").

1.9 "NET SALES" shall mean the total gross invoice amount actually received by Tanox on the sale of LICENSED PRODUCT in the TERRITORY by Tanox and its AFFILIATES, SUBLICENSEES and DISTRIBUTOR(S) to third parties less the following items, as determined from the books and records of Tanox or its AFFILIATES, SUBLICENSEES or DISTRIBUTOR(S): (i) insurance and transport charges actually invoiced; (ii) amounts repaid or credited for rejection or return of LICENSED PRODUCT; (iii) sales or other excise taxes or other governmental charges levied on the invoiced amount and actually paid by the seller; (iv) custom duties and charges actually paid by the seller;
       (v) normal and customary trade and quantity discounts actually allowed and actually taken which relate to LICENSED PRODUCT.

      Sales of LICENSED PRODUCT between or among Tanox, its AFFILIATES, DISTRIBUTOR(S) or the SUBLICENSEES shall be excluded from the computation of NET SALES. Notwithstanding the previous sentence, the resale of the LICENSED PRODUCT by the AFFILIATE, DISTRIBUTOR(S) or SUBLICENSEES to a third party who is not an AFFILIATE, DISTRIBUTOR(S) or SUBLICENSEES of Tanox, shall be included in the definition of NET SALES for the purposes of this Agreement.

      In the event that Tanox, its AFFILIATES, DISTRIBUTOR(S) or its SUBLICENSEES receives in any transaction included within the definition of NET SALES, any non-cash compensation or lower prices on other products in exchange for any LICENSED PRODUCT, or sells LICENSED PRODUCT in other than an arms length


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transaction, then the gross amount invoiced in such transaction shall be deemed to be the gross amount that would have been paid had there been such a sale at the average sale price of such LICENSED PRODUCT during the applicable royalty reporting period in the country in which such disposition took place. The preceding sentence shall not apply to the distribution at no cost of LICENSED PRODUCT to physicians, hospitals or clinics for promotional purposes or academic investigators for research and clinical trial purposes, which are not included in the definition of NET SALES.

      In the event that LICENSED PRODUCT is sold in combination with one or more other active ingredients, including one or more other antibodies having a therapeutic effect (such antibody(ies) defined as an "Antibody Active Ingredient"), the NET SALES on the combination product shall be calculated by multiplying actual NET SALES of the combination product by the fraction obtained after dividing A by the sum of A+B, in which "A" is the average selling price of LICENSED PRODUCT sold separately by the same party during the same accounting period in the country in which the sale of the combination product was made and "B" is the average selling price of the other active ingredient(s) sold separately by the same party during the same accounting period in the country in which the sale of the combination product was made.

      If, however, no separate sales of LICENSED PRODUCT or Antibody Active Ingredient(s) or other active ingredients are made then:

      A. If the combination product includes one or more Antibody Active Ingredients (the combination product defined for the purpose of this sentence as a "TRUE ANTIBODY COMBINATION PRODUCT"), the NET SALES of such TRUE ANTIBODY COMBINATION PRODUCT shall be reduced by 50%; or

      B. If the combination product includes one or more active ingredients that are not Antibody Active Ingredients, the parties shall negotiate in good faith a mutually agreeable formula for determining appropriate reduction in NET SALES with the goal of equitably determining the appropriate percentage value represented by the components.

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      The parties agree that in no event shall NET SALES of LICENSED PRODUCT or any combination product of this Article 1.9 be reduced to less than fifty percent (50%) of actual NET SALES of such LICENSED PRODUCT or combination product by reason of any adjustment set forth in this Article 1.9.

      The parties further agree that if Tanox becomes (a) an AFFILIATE of; or
(b) merged with; or (c) acquired by: or (d) an acquirer of, a third party having a market capitalization equal to, or greater than ten billion dollars ($10B) at the time of such AFFILIATE formation or merger or acquisition, then NET SALES as defined in the first sentence of this Article shall be redefined to mean the total gross invoice amount (not dependent on whether the invoices were actually paid) on the sale of LICENSED PRODUCT in the TERRITORY by Tanox and its AFFILIATES, SUBLICENSEES and DISTRIBUTOR(S) to third parties, less the items recited in the first sentence of this Article. All other provisions of the definition of NET SALES shall remain unaffected by such AFFILIATE formation, merger or acquisition.

1.10 "PATENTS" shall mean: (a) the patent applications and patents listed in Appendix A to this Agreement, any extensions, supplemental protection certificates, reissues, renewals, re-examinations, divisionals, continuations or continuations-in-part thereof, any foreign counterparts thereof, any patent issuing from any of the foregoing, which Biogen presently or hereafter owns and (b) such other patent applications and patents which Biogen presently or hereafter owns or controls that is required for the manufacture, use or sale of LICENSED PRODUCT.

1.11 "PROTEIN DESIGN LABS PATENTS" shall mean the patents and patent applications listed in Appendix B hereto.


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1.12   "ROYALTY QUARTER" shall mean the three (3) months ending on the last day of March, June, September and December of each year.

1.13 "SUBLICENSEES" shall mean a third party (but not an AFFILIATE of Tanox) licensed by Tanox to make, use, import, offer for sale and sell LICENSED PRODUCT.

1.14 "TECHNOLOGY" shall mean any data, know-how, or other information, or any material, reagent or other substance relating to LICENSED PRODUCT or to anti-CD4 monoclonal antibodies which may be useful in the discovery, research, development, manufacture, use or sale of LICENSED PRODUCT or to anti-CD4 monoclonal antibodies and which is known to, and/or in the possession of, Biogen on the Effective Date and to which Biogen has a transferable right.

1.15   "TERRITORY" shall mean the entire world.

1.16 "VALID CLAIM" shall mean (i) any claim(s) in an issued, unexpired patent which has not been held unenforceable, unpatentable, or invalid by a court or other governmental agency of competent jurisdiction, in a decision that is unappealable or unappealed, within the time allowed for appeal, and which has not been abandoned or admitted to be invalid or unenforceable through reissue or disclaimer or (ii) a claim of a pending patent application which is pending as of the Effective Date and for which examination has been requested or, in the case of Japan and Canada, will be timely requested, and which claim shall not have been canceled, withdrawn, abandoned or rejected by an administrative agency from which no appeal can be taken. If in the TERRITORY there should be two or more such decisions conflicting with respect to the validity of the same claims, the decision of the higher or highest tribunal shall thereafter control. However, should the tribunals be of equal rank, then the decision or decisions upholding the claim shall prevail


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       when the conflicting decisions are equal in number, and the majority of decisions shall prevail when conflicting decisions are unequal in number.

2.     LICENSES AND TECHNOLOGY TRANSFER

2.1 Biogen hereby grants Tanox a TERRITORY-wide, exclusive, royalty-bearing license under the TECHNOLOGY and PATENTS to make, have made, import, use, offer for sale, and sell LICENSED PRODUCT for use in the FIELD. As soon as reasonably possible following execution of this Agreement, Biogen will transfer all TECHNOLOGY listed on Appendix C that is in its control or possession to Tanox, and shall cooperate with Tanox in its initial use of the TECHNOLOGY to develop a LICENSED PRODUCT by making Biogen personnel with knowledge of the TECHNOLOGY available for initial meetings at Biogen as agreed, not to exceed two working days, and subsequent telephone conference(s) with Tanox during Biogen's normal business hours under the following conditions:

       (a) Biogen personnel are given at least reasonable advance notice of such conference(s);

       (b) Tanox shall direct all telephone calls to a Technology Liaison who will direct Tanox's attention to the appropriate person responsible for a particular TECHNOLOGY. Biogen shall provide Tanox with all available TECHNOLOGY within 3 months from the Effective Date of this Agreement;

       (c) Telephone conferences shall not exceed 5 hours per month for the first three months,

       (d) Any time spent by Biogen personnel on retrieval of information requested shall, except for information previously requested and not provided, be limited to the three month period after the Effective Date and shall be reasonably based upon pre-existing commitments and the time required to complete the tasks requested by Tanox; and

       (e) Telephone conferences subsequent to the time period of subpart (b) (other than for pursuing information or TECHNOLOGY previously requested but not provided) shall not exceed 1 hour per month.


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2.2    The term "exclusive" in Article 2.1 shall mean that Biogen cannot grant further licenses hereunder for LICENSED PRODUCT in the TERRITORY in the FIELD, subject only to:

                                       *

      (b) Biogen's reserved right to use the TECHNOLOGY and PATENTS for internal research and educational purposes.

2.3 The license granted to Tanox hereunder shall include the right to grant a sublicense to one SUBLICENSEE in each country. A copy of the sublicense shall be provided to Biogen. Tanox shall ensure that its AFFILIATE(S) and SUBLICENSEES to whom Tanox has extended or sublicensed its rights under this Article 2, shall comply with all of the terms of this Agreement to which Tanox is bound.

      Any sublicense granted by Tanox under this Agreement shall be subject and subordinate to the terms and conditions of this Agreement except that:

      (a) the sublicense terms and conditions shall reflect that the SUBLICENSEES shall not have the right to further sublicense;

      (b)the sublicense shall include a requirement that the SUBLICENSEES use the same efforts to bring the subject matter of the sublicense into commercial use as those efforts of Tanox under Article 9.1 of this Agreement; and

      (c) the sublicense shall expressly provide for the transfer of all obligations, including the payment of royalties specified in the sublicense, to Biogen or its designee, in the event that the present Agreement is terminated.


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2.4    Except as expressly provided herein, nothing in this Agreement shall be deemed to grant either party any rights or license to any patent, patent application, technology, know-how or invention of the other party.

3. PAYMENTS AND REPORTING

   In consideration of the license rights granted to Tanox under this Agreement, Tanox shall make the following payments to Biogen:

3.1                                    *

3.2 Tanox shall pay Biogen a royalty on NET SALES of LICENSED PRODUCT sold by Tanox, its AFFILIATES, SUBLICENSEES and DISTRIBUTOR(S) in the TERRITORY at the following rates:


    PORTION OF
    ANNUAL NET SALES                      ROYALTY RATE    OFFSET (ARTICLE 3.3)
    ----------------                      ------------    --------------------
           *                                    *                   *

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3.3    If Tanox licenses PROTEIN DESIGN LABS PATENT(S) to make, have made, use, sell, offer for sale, or import LICENSED PRODUCT, then so long as a VALID CLAIM of a PROTEIN DESIGN LABS PATENT encompasses the LICENSED PRODUCT in the United States, the royalty otherwise payable to Biogen under Article
       3.2 on sales in the respective countries in which there are such VALID CLAIMS shall be reduced by the amounts set forth in the above Table of
       Article 3.2 under the heading "Offset" determined by reference to the amount of annual NET SALES in such countries.

3.4 As further consideration of the rights granted to Tanox under this Agreement, Tanox shall make the following nonrefundable, noncreditable payments to Biogen upon the first achievement of each of the following milestones.

   MILESTONE                                                    PAYMENT
   ---------                                                    -------
   Upon filing an IND or equivalent
   filing for first LICENSED PRODUCT                              *

   Commencement of Phase III Clinical
   Trial (or equivalent pivotal trial)
   of first LICENSED PRODUCT                                      *

   Filing BLA/MAA or equivalent filing
   for first LICENSED PRODUCT                                     *

   Regulatory approval anywhere
   in the TERRITORY of first LICENSED
   PRODUCT                                                        *

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3.5    If, after executing this Agreement, Tanox becomes (a) an AFFILIATE of; or
       (b) merged with; or (c) acquired by: or (d) an acquirer of, a third party having an equal or greater number of employees than Biogen at the time of such AFFILIATE formation or merger or acquisition, then Tanox shall be obligated to make additional milestone payments in addition to those recited above in Article 3.4. Following such a merger or acquisition, the additional nonrefundable, noncreditable retroactive milestones are due thirty (30) days after the later of: (i) being triggered by the events described in the Table below or (ii) the date of the acquisition, or merger transaction and are as follows:

   MILESTONE                                                        PAYMENT
   ---------                                                        -------
   Commencement of Phase II

   Clinical Trial of first LICENSED PRODUCT                            *

   Commencement of Phase III
   Clinical Trial (or equivalent pivotal trial)
   of first LICENSED PRODUCT                                           *

   Regulatory approval by FDA of first LICENSED PRODUCT                *

   Regulatory approval by EMEA of first LICENSED PRODUCT               *


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3.6    All royalties accrued pursuant to this Article 3 shall be paid to Biogen on a quarterly basis within forty five (45) days after the end of each calendar quarter with respect to NET SALES on sales of LICENSED PRODUCT made in such quarter.

3.7 Together with each royalty payment due under this Article 3, Tanox shall provide Biogen with a signed written statement certifying, separately for each type of LICENSED PRODUCT, the following information: (i) gross sales by Tanox, its AFFILIATES, SUBLICENSEES, and DISTRIBUTOR(S), by country;
       (ii) NET SALES separately by country and in total; (iii) quantity sold by Tanox, its AFFILIATES, SUBLICENSEES, and DISTRIBUTOR(S); and (iv) average sales price in each country. Tanox shall maintain, and shall use reasonable efforts to ensure that its AFFILIATES, SUBLICENSEE and DISTRIBUTOR(S) maintain, appropriate books of account and records of all sales of LICENSED PRODUCT in any calendar year for a period of three (3) full years after such calendar year. At Biogen's request, Tanox shall make such books of account and records available for inspection during normal business hours by independent public accountants appointed by Biogen for the purpose of verification of the amounts paid to Biogen under this Agreement. Biogen shall not conduct more than one audit in any calendar year.

   The cost of such audit shall be borne by BIOGEN unless it is established by the audit that there has been an error which has caused Tanox to underpay by ten percent (10%) or more for the period under audit, in which case the cost of such audit shall be borne by Tanox. Tanox shall pay to Biogen any underpaid compensation that is confirmed by the audit promptly and with interest at a rate not to exceed the interest rate defined in Article 3.9 hereunder.

3.8 The amounts computed or specified under this Article 3 as due to Biogen are the actual amounts to be received by BIOGEN and shall not be reduced in any way, including but


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       not limited to, withholding taxes and reduction by any liabilities incurred by Tanox or its SUBLICENSEES or DISTRIBUTOR(S) on Tanox's behalf (but not on Biogen's behalf) upon remittance to BIOGEN of the payments due hereunder, provided, however, that if required, Tanox shall be allowed to withhold taxes incurred by Biogen.

3.9 All payments made to either party hereunder shall be paid in U.S. Dollars. Monetary conversion from the currency of a foreign country into U.S. currency shall be made at the exchange rate in force on the last business day of the quarter in which the payment obligations were incurred as reported in The Wall Street Journal, or on such other basis as mutually agreed upon by both parties. Any amounts due under this Agreement that are not paid when due shall bear interest at the lesser of
       (i) *.

3.10 The obligation to pay royalties shall continue on a country-by-country basis from the date of first sale of LICENSED PRODUCT in that country until the later of (i) twelve (12) years from the date of FIRST COMMERCIAL SALE of such LICENSED PRODUCT in that country or (ii) the date on which the manufacture, use, sale, offer for sale or import of LICENSED PRODUCT is no longer covered by a VALID CLAIM of any PATENT in such country or in the country of manufacture.

4. *

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5. PATENT PROSECUTION AND LITIGATION

5.1 Biogen shall be solely responsible for prosecution and maintenance of the PATENTS. Tanox shall bear the cost of all matters relating to the maintenance and prosecution of the PATENTS, such costs to be creditable against any payments due Biogen. Biogen shall promptly notify Tanox of all information received by Biogen relating to the prosecution and maintenance of PATENTS, including, without limitation, any lapse, revocation, surrender, invalidation or abandonment of any of the PATENTS.

   Biogen may, in its sole discretion, decide to refrain from, or cease to prosecute, or maintain any of the PATENTS. In such an event, Biogen shall notify Tanox promptly and in sufficient time to permit Tanox at its sole discretion to continue such prosecution or maintenance at Tanox's expense. If Tanox elects to continue such prosecution or maintenance, Biogen shall execute such documents and perform such acts at Biogen's expense as may be reasonably necessary for Tanox to so continue such prosecution or maintenance.


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5.2    In the event either party or its AFFILIATES, DISTRIBUTORS (or Tanox's
       SUBLICENSEES) becomes aware of any actual or probable infringement of a PATENT claim licensed to Tanox under this Agreement, it shall notify the other party in writing of the details to the extent known of such infringement. Tanox, in its sole discretion and at its sole expense, may take action against any alleged infringer but would be required to take such action in the name of Biogen, if legally permissible, and if Biogen consents thereto. In determining whether to bring an action to enforce any such PATENT, Tanox shall act in a commercially reasonable manner, giving due consideration to the threat represented by the infringement and the potential risk to the PATENT involved. In the event Tanox declines within six (6) months of notification of such infringement to either (i) cause infringement to cease such as, for example, by settlement, or (ii) initiate legal proceedings against the infringer. Biogen may, but is not obligated to (upon notice to Tanox) initiate legal proceedings against the infringer, at Biogen's expense and in its own name. Biogen, under the circumstances of the previous sentence, is not obligated to initiate proceedings against more than one infringer at a time.

5.3 In the event either Tanox or Biogen shall initiate or carry out legal proceedings to enforce any of the PATENTS licensed under this Agreement against an alleged infringer, the party not initiating or carrying out such proceedings shall fully cooperate with, and supply all reasonable assistance requested by, the other party. Except as described hereunder, any party that institutes any suit to protect or enforce any such PATENTS shall have control of that suit and shall bear the reasonable expenses incurred by the non-initiating party in providing such assistance and cooperation as is requested pursuant to this Article.

5.4 Any recovery obtained by Tanox as the result of legal proceedings initiated and paid for by Tanox to enforce any of the PATENTS licensed under this Agreement against an


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       alleged infringer, whether obtained by settlement or otherwise, shall
       (after reimbursement of all otherwise unreimbursed legal fees and expenses incurred by either Tanox or Biogen) be paid 100% to Tanox, and such recovery obtained by Tanox shall be treated as NET SALES so that Tanox shall pay a royalty to Biogen commensurate with the recovery as specified under Article 3.2. Any recovery obtained by Biogen as the result of legal proceedings initiated and paid for by Biogen to enforce such PATENTS against an alleged infringer, whether obtained by settlement or otherwise, shall (after reimbursement of all otherwise unreimbursed legal fees and expenses incurred by either Biogen or Tanox) be paid 100% to Biogen.

6. INDEMNIFICATION

6.1 Tanox and its AFFILIATES and its SUBLICENSEES assume all risk of damage or injury to persons or property arising out of the clinical testing, manufacture, use, marketing, promotion, distribution, or sale of LICENSED PRODUCT(S). Tanox shall hold harmless and indemnify Biogen, its officers, directors, agents, shareholders and employees (the "Biogen Indemnitees") from and against any and all liabilities, damages, losses, costs and expense incurred or imposed upon Biogen Indemnitees or any one of them in connection with any claims, suits, actions, demands, proceedings, causes of action or judgments resulting from arising out of: (i) the development, design, preclinical or clinical testing, manufacture, use, marketing, promotion, distribution or sale of the LICENSED PRODUCT(S) by Tanox or any of its AFFILIATES, SUBLICENSEES or DISTRIBUTOR(S) or any of their respective agents or employees; (ii) any other activities carried out by Tanox or any of its AFFILIATES, SUBLICENSEES or DISTRIBUTOR(S) or any of their respective agents or employees, including failure to comply with applicable law.

   Biogen shall give prompt notice to Tanox of any claim that may be subject to indemnification upon Biogen's receipt of notice to such claim, and Tanox shall


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
assume the defense thereof, including the employment of counsel reasonably satisfactory to Biogen, provided, however, that Tanox shall act reasonably and in good faith with respect to all matters related to settlement or disposition of any claim as the settlement or disposition thereof relates to Biogen, and further provided that Tanox shall not settle or otherwise dispose of any claim without prior written notice to Biogen. Biogen shall have the right to employ separate counsel in any such action and to participate in the defense thereof, but the fees and expenses in this situation shall be Biogen's.

6.2 Following the FIRST COMMERCIAL SALE, Tanox shall purchase and maintain in effect, and require its AFFILIATES and SUBLICENSES to purchase and maintain in effect, a policy of product liability insurance in the amount of at least * covering all claims with respect to any LICENSED PRODUCT used, made, sold, imported, licensed or otherwise distributed by Tanox or any of its AFFILIATES, DISTRIBUTOR(S) or SUBLICENSES within the term of this Agreement. Each policy obtained under this Article shall specify Biogen as an additional insured and Tanox shall furnish to Biogen upon Biogen's request, a certificate evidencing such insurance.

7.     REPRESENTATIONS, WARRANTIES AND LIABILITY

7.1 BIOGEN warrants that it owns title to the PATENTS listed in Appendix A and the TECHNOLOGY and has the right to enter into this Agreement. BIOGEN MAKES NO REPRESENTATION OR WARRANTY AS TO THE VALIDITY OF THE PATENTS.

7.2 BIOGEN MAKES NO REPRESENTATION OR WARRANTY THAT THE MANUFACTURE, USE, IMPORTATION OR SALE OF LICENSED PRODUCTS BY TANOX OR ITS SUBLICENSEES OR THEIR CUSTOMERS WILL NOT CONSTITUTE AN INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.


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
7.3 BIOGEN MAKES NO REPRESENTATIONS, EXTENDS NO WARRANTIES OF ANY KIND, EITHER EXPRESS OR IMPLIED, INCLUDING BUT NOT LIMITED TO THE IMPLIED WARRANTIES OF MERCHANT ABILITY OR FITNESS FOR A PARTICULAR PURPOSE, AND ASSUMES NO RESPONSIBILITY WHATEVER WITH RESPECT TO DESIGN, DEVELOPMENT, MANUFACTURE, USE, SALE, IMPORTATION OR OTHER DISPOSITION OF LICENSED PRODUCT BY TANOX OR ITS AFFILIATES, SUBLICENSEES OR DISTRIBUTOR(S) TO THEIR RESPECTIVE CUSTOMERS.

7.4 The entire risk as to performance of LICENSED PRODUCTS is assumed by Tanox and its AFFILIATES, DISTRIBUTOR(S) and SUBLICENSEES. Except as set forth under Article 6, in no event shall either party be responsible or liable to the other, its AFFILIATES or DISTRIBUTOR(S) (or Tanox's SUBLICENSEES), end users (or any other individual or entity regardless of legal theory), for any DIRECT, INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR LOST REVENUES OR PROFITS arising out of this Agreement. The provisions of this Article 7.4 shall apply even though a party may have been advised of the possibility of such damage.

7.5 Tanox covenants and agrees that in conducting activities contemplated under this Agreement, it shall comply with all applicable laws and regulations including those related to the manufacture, use, labeling, importation and marketing of LICENSED PRODUCT.

7.6 Tanox shall make no statements, representations or warranties or accept any liabilities or responsibilities to, or with regard to any person or entity, which are inconsistent with any disclaimer or provisions of this
       Article 7 and Tanox shall take reasonable steps to ensure that its AFFILIATES and its SUBLICENSEES do not do so.

7.7 Tanox and Biogen agree that, except for the obligations contained within this Agreement, there are no other express and/or implied obligations on either party that can be created by the activities contemplated hereunder.

8.     CONFIDENTIALITY

8.1 During the term of this Agreement, and for a period of seven (7) years after termination, Biogen and Tanox shall treat all confidential information (including confidential TECHNOLOGY) received from the other hereunder as the exclusive property of the disclosing party and each party agrees not to use or disclose to any third party any such information, except as permitted hereunder, without first obtaining the disclosing party's written consent. Each party further agrees to take all practicable steps to ensure that any such information shall not be used by its directors, officers, employees, or agents and that it shall be kept fully private and confidential by them.

8.2 The above provision of confidentiality shall not apply to that part of such information which a receiving party is clearly able to demonstrate:

   (a)   was fully in its possession prior to receipt from the other; or

   (b)   was in the public domain at the time of receipt from the other; or

   (c) became part of the public domain through no fault of the party receiving such information, its director, officers or employees;

   (d) was lawfully received without obligations of confidentiality or non-use from some third party having a right of further disclosure; or

   (e) other than information submitted pursuant to obtaining regulatory approval for LICENSED PRODUCT, is required to be disclosed by law or applicable government or European Community regulations; provided, however, that the disclosing party is given prior written notice of such required disclosure and afforded an opportunity to participate in drafting a protective order or otherwise limiting the disclosure to the extent possible.

9.     COMMERCIALIZATION

9.1 Tanox undertakes to use reasonable commercial efforts to diligently develop and market LICENSED PRODUCT in the major market countries for the LICENSED PRODUCT in the TERRITORY and, with Biogen's reasonable assistance, to diligently obtain regulatory approval for LICENSED PRODUCT in the major market countries for the LICENSED PRODUCT in the TERRITORY. Tanox shall provide Biogen with summaries of such efforts, including the clinical development status of LICENSED PRODUCTS in the FIELD, before January 1 of each calendar year and shall provide Biogen with notice of the date Tanox and/or its SUBLICENSEES makes the FIRST COMMERCIAL SALE of LICENSED PRODUCT. For the purposes of this Article 9.1, "reasonable commercial efforts" means the usual practice followed by a biopharmaceutical company in pursuing commercialization of its products.

9.2 Tanox shall take reasonable steps to ensure the compliance of its SUBLICENSEES with all applicable laws and regulations, including, without limitation any labeling requirements relating to the sale of LICENSED PRODUCT by the SUBLICENSEES.

10.   PUBLICITY

10.1 Neither Tanox nor its AFFILIATES nor its SUBLICENSEES shall make any use of the name of Biogen in connection with the exercise of its rights hereunder (including in any advertising, promotional or sales literature), without the prior written consent of Biogen, except as required by law or regulation. Upon request, Tanox or its AFFILIATES or its SUBLICENSEES shall ensure that LICENSED PRODUCT will be labeled "sold under license" from Biogen.

10.2 Any initial announcements or similar publicity with respect to this Agreement shall be at such time and in such manner and such form as Biogen and Tanox shall mutually agree. Thereafter, either party may subsequently publicize the terms and subject matter of this Agreement in its sole discretion as long as the content of subsequent disclosures is consistent with the approved form. To the extent that any such publication or the terms and subject matter of this Agreement is inconsistent with the agreed announcement AND/or includes additional disclosure relating thereto, the party submitting any such subsequent announcement or similar publicity shall first send it to the other party for review. The other party agrees to review and return such announcement or similar publicity to the sending party within 24 hours of receipt.

11.    PATENT EXTENSIONS

11.1 Subject to the applicable governmental laws and regulations in the TERRITORY regarding extension of patent terms, Tanox and its SUBLICENSEES shall cooperate fully with Biogen in providing Biogen, at Biogen's request, all facts and documentation which may assist Biogen in its procurement of term extension for the PATENTS. Biogen shall be responsible for, and shall bear the expense, of obtaining such patent term extension as to patent rights encompassing LICENSED PRODUCT.

11.2 Upon termination of this Agreement by Biogen pursuant to Article 12.2, information related to government approvals for LICENSED PRODUCT and safety, efficacy, and toxicity studies of the LICENSED PRODUCT (provided that the above is accessible to Tanox and/or its SUBLICENSEES in the TERRITORY) shall be shared by Tanox and/or its SUBLICENSEES with Biogen and such information may be transmitted to a governmental agency for use by Biogen if necessary.

12.    TERM AND TERMINATION

12.1 This Agreement shall commence on the Effective Date and shall continue until Tanox's obligation to pay royalties pursuant to Article 3 terminates.

12.2 If the parties agree that this Agreement has been breached as to a material covenant, undertaking, representation or obligation and that the allegedly breaching party has not pursued steps to correct or cure such breach within sixty (60) days of notification from the other party, or if a court of competent jurisdiction so determines in a decision that is unappealable or unappealed within the time allowed for appeal, or if the decision is affirmed on appeal, by the highest court with jurisdiction, then the non-breaching party shall have the right, by notice in writing, to terminate this Agreement. A party shall also have the right to terminate this Agreement in the event that the other party shall enter into any arrangement or composition with its creditors, or enter or be put into voluntary or compulsory liquidation or bankruptcy (except for the purpose of any reorganization reasonably acceptable to the other party), or have its business enjoined into receivership by executive or judicial authorities.

12.3 Tanox shall have the right to terminate this Agreement on thirty (30) days written notice to Biogen, provided that Tanox supplies to Biogen within 180 days of termination hereunder, and sooner if feasible, all preclinical, clinical and other data reasonably related to Biogen's relicensing of the LICENSED PRODUCT as well as a royalty-free, nonexclusive license to any Tanox-owned patents necessary to make, use, or sell the LICENSED PRODUCT. Any termination under this Article 12 shall be without prejudice to the rights of either party against the other then accruing or otherwise accrued under the Agreement.

12.4 Expiration of this Agreement pursuant to Article 12.1 shall result in the exclusive license to Tanox under Article 2.1 being converted to a non-exclusive and cost and royalty-free license. Both expiration of the Agreement under Article 12.1 and termination of this Agreement by either party pursuant to Articles 12.2 and 12.3 shall terminate all outstanding obligations and liabilities between Biogen and Tanox arising from this Agreement except:

       (a) obligations to pay royalties and other sums accruing hereunder up to the day of such termination or expiration;

       (b) obligations for record keeping and accounting reports for so long as LICENSED PRODUCT is sold pursuant to this Agreement up to the date of termination or expiration. Tanox shall render a final report along with any royalty payment at such time after termination or expiration of this Agreement;

       (c) Biogen's right to inspect books and records up to the date of termination or expiration as in Article 3.7;

       (d)  obligations of defense and indemnity under Article 6;

       (e) any cause of action or claim of Tanox or Biogen accrued as of the date of termination or expiration because of any breach or default by the other party hereunder;

       (f)  the confidentiality provisions of Article 8;

       (g)  the disclosure obligations of Article 11.2, as applicable.

       (h) all other terms, provisions, representations, rights and obligations contained in this Agreement that by their sense and context are intended to survive until performance thereof by either or both parties; and

       (i) the right to complete the manufacture and sale of LICENSED PRODUCTS which qualify as "work in progress" under generally accepted cost accounting standards or which are in stock at the date of termination, and the obligation to pay royalties on NET SALES of such LICENSED PRODUCTS.

13.    NOTICES

13.1 Any notice required or permitted to be given hereunder shall be sent in writing by registered or certified airmail, postage prepaid, return receipt requested, or by telecopier, air courier or hand delivery, addressed to the party to whom it is to be given as follows:

   If to BIOGEN:   Biogen, Inc.
                   14 Cambridge Center
                   Cambridge, MA 02142
                   Telephone (617) 679-2000; Fax (617) 679-2838
                   Attention: Vice President-General Counsel
   If to TANOX:
                   Tanox Biosystems, Inc.
                   10301 Stella Link
                   Houston, TX 77025
                   Telephone: (713) 664-2288; Fax: (713) 664-8914
                   Attention: Nancy T. Chang, Ph.D., President and CEO

   or to such other address or addresses as may from time to time be given in writing by either party to the other pursuant to the terms hereof.

13.2 Any notice sent pursuant to this Article shall be deemed delivered within five (5) days if sent by registered or certified airmail and within twenty-four (24) hours if sent by telecopier, air courier or hand delivery.

14.    EXPORT LAWS AND REGULATIONS OF THE UNITED STATES
      The Export regulations of the United States Department of Commerce prohibit the exportation from the United States of certain types of technical data and commodities unless the exporter (i.e., Tanox, AFFILIATES, DISTRIBUTOR(S) or the SUBLICENSEES) has received the required license. In addition, the exporter may be required to obtain certain written assurances regarding re-export from the foreign importer for certain types of technical data and commodities. Tanox agrees to comply with (and shall take reasonable steps to ensure the compliance of its AFFILIATES, DISTRIBUTOR(S) and its SUBLICENSEES with) the Export Administration Regulations of the United States Department of Commerce.

15.    MISCELLANEOUS

15.1   ENTIRE AGREEMENT:

       This Agreement constitutes the entire understanding between the parties with respect to the subject matter between the parties with respect to the subject matter hereof, and supersedes and replaces all prior agreements, understandings, writings and discussions between parties relating to said subject matter.

15.2  AMENDMENTS: WAIVERS:
      This Agreement may be amended and any of its terms or conditions may be waived only by a written instrument executed by both parties, or, in the case of a waiver, by the party waiving compliance. The failure of either party at any time to require performance of any provision hereof shall in no manner affect its rights a later time to enforce the same. No waiver by either party of any condition or term in any instance shall be construed as a further or continuing waiver of such condition or term or of another condition or term.

15.3  NO AGENCY:
      The relationship between Tanox and Biogen is that of independent contractor. Nothing herein shall be deemed to constitute Tanox, on the one hand, or Biogen, on the other hand, as the agent or representative of the other, or as master and servant, employer and employee, joint venturers or partners for any purpose.

15.4  ASSIGNMENT:
      This Agreement shall not be assigned by Tanox without the prior written consent of Biogen, except to an AFFILIATE or a successor Tanox's entire business. This Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and permitted assigns.

15.5  LAW OF THE CONTRACT:
      This Agreement shall be governed by and construed and interpreted in accordance with the law of the Commonwealth of Massachusetts.

15.6  SEVERABILITY:
      In the event one or more provisions of this Agreement should for any reason be held by any court or authority having applicable jurisdiction to be invalid, illegal or unenforceable, such provision(s) shall either be reformed to comply with applicable law or stricken if not so conformable, so as not to affect the validity or enforceability of the remainder of this Agreement.

15.7  AGREEMENT TO PERFORM NECESSARY ACTS:
      Each party agrees to perform further acts and execute and deliver any and all further documents, agreements, and/or instruments which may be reasonable to carry out or effect the provisions of this Agreement.

15.8  COUNTERPARTS:
      This Agreement may be executed in counterparts, and each such counterpart shall be deemed an original for all purposes.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers on the date and year first above written.



BIOGEN, INC.                              TANOX BIOSYSTEMS, INC.

By: /s/ MICHAEL J. ASTRUE                 By: /s/ NANCY T. CHANG, Ph.D.

Name: Michael J. Astrue                   Name: Nancy T. Chang, Ph.D.

Title: Vice President-General Counsel     Title: President and CEO

Date: June 18, 1998                       Date: June 23, 1998

                                   APPENDIX A

COUNTRY          NUMBER          FILED       ISSUED #      EXPIRES       BIOGEN NO.

Australia          *            11/27/91      662891      11/27/011          *

Canada             *            11/27/91        --           --              *

EPO*            92903295.1      11/27/91      512112       11/27/011         *

Japan              *            11/27/91        --           --              *

United          07/916,098      11/27/91        --                           *
States           to issue
Q2  1998


   *Austria, Belgium, Switzerland, Germany, Denmark, Spain, France, Great Britain, Greece, Italy, Liechtenstein, Luxembourg, Netherlands, Sweden

                                   APPENDIX B

   The following are patents and patent applications defined as PROTEIN DESIGN LABS PATENTS and shall expressly include any United States continuations, continuations-in-part or divisions thereof or any substitute applications therefor; or foreign counterparts thereof, any patents issued with respect to such patent applications, any reexaminations, reissues, extensions or patent term extensions of any such patents.

   1. United States Patent Numbers 5,585,089, 5,693,761, 5,693,762, and U.S.
patent divisional application numbers 08/477,728, 08/474,040 and 08/487,200 of issued United States Patent No. 5,530,101.

   2. European Patent 0451216

   3. Japanese Patent application No. 4-503758

                                   APPENDIX C

                       TECHNOLOGY TO BE PROVIDED BY BIOGEN

                                       *

                                       *

FAX TRANSMISSION

To:   Dr. Linda Burkly
      Biogen, Inc.

Date: December 11, 1996

From: Keith A. Reimann
      Division of Viral Pathogenesis
      Department of Medicine
      Beth Israel Hospital - RE-113
      330 Brookline Avenue

      Boston, MA 02215
      Phone-   617-667-4583
      Fax   617-667-8210
      E-mail   kreimann@bih.harvard.edu

   Re:      Hu5A8 IN VIVO summary

                                       *

                                       *